Exhibit 99.1

Camden National Corporation and Union Bankshares Company Announce

Election Deadline in Connection with Proposed Acquisition

CAMDEN, Maine, November 19, 2007: Camden National Corporation (AMEX: CAC) and Union Bankshares Company (OTCBB: UNBH.OB) announced today that December 20, 2007 has been set as the deadline for merger consideration elections in connection with Camden National’s proposed acquisition of Union Bankshares. Materials regarding merger consideration elections were mailed today to Union Bankshares shareholders. Completion of the acquisition is subject to customary closing conditions, as well as the approval of Union Bankshares shareholders at a special meeting of Union Bankshares shareholders scheduled for November 29, 2007, and approval by various regulatory agencies.

Union Bankshares shareholders wishing to make an election regarding the consideration they would like to receive for their Union Bankshares shares must deliver to Computershare Trust Co., Inc., the exchange agent, properly completed Election Forms and Letters of Transmittal, together with their stock certificates, or properly completed notices of guaranteed delivery, by 5:00 P.M. New York City time on Thursday, December 20, 2007, the election deadline. Union Bankshares shareholders may elect cash, shares of Camden National common stock or a combination of the two for their Union Bankshares shares. All elections are subject to adjustment to ensure that 60% of the outstanding shares of Union Bankshares common stock will be converted into the right to receive shares of Camden National common stock, and the remaining shares of Union Bankshares common stock will be converted into the right to receive cash. As a result, a Union Bankshares shareholder may not receive the exact form of consideration elected, and the ability of a Union Bankshares shareholder to receive the form of consideration elected will depend on the elections made by other Union Bankshares shareholders.

Union Bankshares shareholders, who do not properly deliver such documentation to Computershare Trust Co., Inc. at the address specified in the Election Form and Letter of Transmittal prior to the election deadline, will forfeit the right to select the form of consideration they would like to receive. If the acquisition is completed, such non-electing shareholders will be allocated Camden National common stock and/or cash depending on the elections made by other Union Bankshares shareholders.

Union Bankshares shareholders may obtain additional copies of the Election Form and Letter of Transmittal, copies of which were mailed today to Union Bankshares shareholders, by contacting Georgeson Inc., the information agent, at 1-888-651-3212.

Additional Information and Where to Find It

In connection with the proposed merger of Union Bankshares with and into Camden National, Camden National and Union Bankshares have filed relevant materials with the SEC, including the registration statement on Form S-4 containing a proxy statement/prospectus dated October 23, 2007. INVESTORS ARE URGED TO READ THESE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT CAMDEN NATIONAL, UNION BANKSHARES AND THE MERGER. The proxy statement/prospectus and other relevant materials, and any other documents filed by Camden National or Union Bankshares with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by Camden National by directing a written request to Camden National Corporation, Two Elm Street, Camden, Maine 04843, Attention: Suzanne Brightbill, and free copies of the documents filed with the SEC by Union Bankshares by directing a written request to Union Bankshares Company, 66 Main Street, Ellsworth, Maine 04605, Attention: Clerk.

Information about the directors and executive officers of Camden National and Union Bankshares and information about any other persons who may be deemed participants in this transaction is included in the proxy statement/prospectus dated October 23, 2007. You can find information about Camden National’s directors and executive officers in the proxy statement for Camden National’s annual meeting of stockholders filed with the SEC on March 21, 2007. You can find information about Union Bankshares’s directors and executive officers in the proxy statement/prospectus dated October 23, 2007. You can obtain free copies of these documents from the SEC, Camden National or Union Bankshares using the contact information above.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.

This press release contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of Camden National and Union Bankshares. These risks, uncertainties and other factors may cause the actual results, performance or achievements of Camden National and Union Bankshares to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that might cause these differences include the following: (i) failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner or at all; (ii) failure of the shareholders of Union Bankshares to approve the merger agreement; (iii) failure to obtain governmental approvals of the merger, or imposition of adverse regulatory conditions in connection with such approvals; (iv) disruptions in the businesses of the parties as a result of the pendency of the merger; (v) integration costs following the merger; (vi) changes in general, national or regional economic conditions; (vii) changes in loan default and charge-off rates; (viii) reductions in deposit levels necessitating increased borrowing to fund loans and investments; (ix) changes in interest rates; (x) changes in laws and regulations; (xi) changes in the size and nature of the Camden National’s competition; and (xii) changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see Camden National’s and Union Bankshares’ filings with the SEC, including their Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and Camden National and Union Bankshares do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.